Exhibit 99.1

For Immediate Release

OncoMed Pharmaceuticals Announces Full Year and Fourth Quarter 2013 Financial Results

Year-End Cash and Cash Equivalents Balance of $316.2 Million Reflecting IPO and

Celgene Multi-Product Co-Development Collaboration

Names Sunil Patel Chief Financial Officer, SVP Corporate Development and Finance

REDWOOD CITY, Calif. – March 18, 2014 – OncoMed Pharmaceuticals, Inc. (NASDAQ: OMED), a clinical-stage company developing novel therapeutics that target cancer stem cells (CSCs), or tumor-initiating cells, today reported financial results and reviewed corporate events for the year and quarter ended December 31, 2013.

“2013 was a year of significant accomplishments across all aspects of our business. Our successful initial public offering in July and the signing of a transformational drug development collaboration with Celgene in December significantly strengthened our financial resources and provided further momentum for our scientific approach and progress,” said Paul J. Hastings, Chairman and Chief Executive Officer. “We now have 15 clinical trials currently underway across multiple tumor indications for five distinct anti-cancer stem cell therapeutics, two additional INDs on novel CSC antibodies expected in the next 6-12 months, and a growing pipeline of novel preclinical biologic candidates. We expect this year to be one of continued execution on plan as we advance our portfolio and generate new data.”

Recent Business Highlights

•	In January, presented safety and early efficacy data from two clinical-stage programs at the 2014 Gastrointestinal Cancers Symposium (ASCO GI).

•	Updated data from the Phase 1b clinical trial of demcizumab plus Abraxane® (nab-paclitaxel) and gemcitabine in first-line Stage IV pancreatic cancer patients showed the triple combination was generally well tolerated with fatigue, hypertension, nausea and vomiting being the most common drug-related toxicities. No demcizumab-related reversible cardiotoxicity events have occurred with the truncated treatment approach. Three of the six (50%) evaluable patients who received the demcizumab/gemcitabine/Abraxane combination had partial responses as measured by RECIST, and two patients had stable disease resulting in a clinical benefit rate of 83%. Demcizumab is part of OncoMed’s collaboration with Celgene.

•	Interim results from the Phase 1b clinical study of OMP-59R5 (anti-Notch 2/3) in combination with Abraxane and gemcitabine in pancreatic cancer patients demonstrated that the combination was well tolerated. The most common adverse events were mild to moderate diarrhea, fatigue and nausea, all easily managed with supportive care. Thirteen patients were treated with Abraxane, gemcitabine and OMP-59R5 (at doses from 5mg/kg to 12.5mg/kg). Six of these patients (46%) treated with the three-drug combination achieved a RECIST, partial response and an additional four patients achieved stable disease, for an overall disease control rate of 77%. OMP-59R5 is part of OncoMed’s collaboration with GlaxoSmithKline (GSK).

•	Initiated three multi-center Phase 1b clinical trials of OMP-54F28 (Fzd8-Fc) in combination with Abraxane and gemcitabine in pancreatic cancer, with sorafenib (Nexavar®) in hepatocellular cancer and with carboplatin and paclitaxel in patients with platinum-sensitive ovarian cancer. OMP-54F28 is part of OncoMed’s collaboration with Bayer Pharma AG.

•	Initiated three multi-center Phase 1b clinical trials of vantictumab (OMP-18R5, anti-Fzd7) in combination with standard-of-care treatment: vantictumab plus docetaxel in non-small cell lung cancer (NSCLC), vantictumab combined with paclitaxel in Her2-negative breast cancer and vantictumab with Abraxane and gemcitabine in pancreatic cancer. Vantictumab is part of OncoMed’s Wnt pathway collaboration with Bayer.

•	Granted a fourth broad U.S. patent (No. 8,628,744) relating to antibodies that target the RSPO-LGR pathway, which is believed to be an important CSC pathway.

•	In December, announced an agreement with Celgene Corporation to jointly develop and commercialize up to six anti-cancer stem cell biologic product candidates, including demcizumab (OMP-21M18, anti-DLL4). Celgene also has an option to discover and develop small molecule compounds in an undisclosed cancer stem cell pathway.

•	OncoMed will lead early clinical development efforts and retain worldwide co-development, U.S. co-commercialization and profit-sharing rights for up to five of the six biologic programs encompassed in the agreement.

•	OncoMed received a $177.25 million upfront payment from Celgene, which included a $22.25 million equity investment. The collaboration also includes option exercise payments and payments for achievement of development, regulatory and commercial milestones, paid on a per-program basis.

•	Presented data for four clinical-stage programs in October at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, including safety and efficacy data from Phase 1b clinical studies of demcizumab, pharmacodynamic biomarker data from a Phase 1a clinical study of vantictumab, the first clinical data from ongoing Phase 1a clinical studies of OMP-52M51 (anti-Notch1) and OMP-54F28.

•	In October, OncoMed earned a $15 million milestone payment from Bayer related to achieving a dose-escalation milestone in the ongoing Phase 1a clinical trial of OMP-54F28.

Full Year and Fourth Quarter 2013 Financial Results

Cash, cash equivalents and marketable securities totaled $316.2 million as of December 31, 2013, compared to $66.2 million as of December 31, 2012. The cash increase was driven by net proceeds of $87.3 million from OncoMed’s initial public offering in July 2013, and the upfront and equity payments of $177.25 million from the signing of the company’s collaboration with Celgene in December 2013.

Revenues for the full year 2013 totaled $37.8 million, as compared to $24.7 million in 2012. Fourth quarter 2013 revenues were $19.0 million, compared to $6.9 million for the fourth quarter of 2012. The year-over-year and quarter-over-quarter increases were attributable to collaborative revenues in the form of milestone payments from Bayer associated with the vantictumab and OMP-54F28 programs received in the fourth quarter 2013 and the amortization of upfront payments from OncoMed’s agreements with GSK, Bayer and Celgene.

Research and development (R&D) expenses for the full year ended December 31, 2013, were $50.0 million compared with $39.9 million for the same period in 2012. For the fourth quarter of 2013 R&D expenses were $16.9 million, compared to $9.5 million for the fourth quarter of 2012. Increases in R&D expenditures during 2013 and the fourth quarter were primarily attributable to an increase in program costs associated with the advancement of OncoMed’s clinical-stage product candidates and preclinical pipeline.

General and administrative (G&A) expenses for the years ended December 31, 2013 and 2012, were $11.6 million and $7.2 million, respectively. For the fourth quarter of 2013 G&A expenses were $4.5 million, compared to $1.8 million for the fourth quarter of 2012. Increased costs for 2013 and the quarter ended December 31, 2013 were primarily attributable to higher one-time employee-related costs, higher legal fees associated with SEC filings and consulting fees from third-party vendors associated with public company operations and multiple business development activities.

Net loss for the year ended December 31, 2013 was $26.1 million ($1.93 per share), compared to $22.2 million ($21.30 per share, pre-IPO and reverse split) for the same period of 2012. The change in net loss for the year was due to an increase of collaboration revenue, more than offset by an increase in operational expenses, primarily research costs. Net loss in the fourth quarter of 2013 was the same for the fourth quarter 2012 at $4.3 million. Net loss per share available to common stockholders for the fourth quarter of 2013 was $0.15 per share, compared to $4.01 per share (pre-IPO and reverse split) for the fourth quarter of 2012. The number of shares outstanding of OncoMed’s common stock as of March 11, 2014 was 29,480,494.

Chief Financial Officer

OncoMed also announced that Sunil Patel Chief Financial Officer, Senior Vice President Corporate Development and Finance will succeed William Waddill, who is leaving at the end of this month to join a private company. Mr. Patel has been with OncoMed since 2009, most recently as Senior Vice President, Chief Business Officer. In his new role, Mr. Patel will lead finance, administration, corporate development, alliance management and strategic marketing activities.

Mr. Patel has more than 19 years of experience in the biopharmaceutical industry. Prior to OncoMed, Mr. Patel held executive roles with multiple biotechnology companies, including BiPar Sciences, Connetics Corporation and Abgenix, Inc. He has played a leadership role in driving more than $8 billion in strategic licensing and M&A transactions, including leading OncoMed’s strategic transactions with Bayer and Celgene and managing the collaborative efforts with GSK. Earlier in his career, he was a management consultant with McKinsey & Company. He currently serves on the Board of Directors and is a member of the audit committee of Ligand Pharmaceuticals, Inc. Mr. Patel holds a B.S. in Chemistry from the University of California, Berkeley, and an M.S. in Molecular Biotechnology / Bioengineering from the University of Washington.

“Sunil has played a critical role here at OncoMed for the last five years. In structuring our collaborations and overseeing our alliances, he has significantly contributed to the company’s operations and the management of financial resources. Sunil’s deep understanding of our business and the industry, position him well for success in this expanded role,” said Mr. Hastings. “On behalf of OncoMed’s Board of Directors and the entire company, I want to thank Will for his significant contribution to OncoMed’s success over the past seven years. We all wish him the best as he takes on a new opportunity with a private company.”

Anticipated 2014 Milestones and Guidance

Upcoming clinical milestones include the following:

•	Initiate the randomized Phase 2 portion of the ALPINE and PINNACLE clinical trials of OMP-59R5 in pancreatic cancer and small cell lung cancer, respectively

•	Begin randomized Phase 2 clinical studies of demcizumab in non-small cell lung cancer and pancreatic cancer

•	Complete patient enrollment in the ongoing Phase 1a clinical studies of vantictumab and OMP-54F28

•	File an Investigational New Drug (IND) application with the US Food and Drug Administration for OMP-305B83 (anti-DLL4/anti-VEGF bispecific)

•	Present clinical and preclinical data at upcoming scientific and medical conferences

OncoMed estimates operating expenses for 2014 to be between $90-95 million dollars, driven primarily by the advancement of OncoMed’s collaborative and independent product pipeline candidates.

OncoMed estimates ending 2014 with a cash and cash equivalents balance of greater than $215 million and expects to have cash to fund operations at least through 2016, without any additional future milestone payments. Anticipated milestone payments from OncoMed’s collaborators could extend the company’s cash runway through commercialization.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel therapeutics targeting cancer stem cells. OncoMed has five anti-cancer product candidates in clinical development, including demcizumab (anti-DLL4, OMP-21M18), OMP-59R5 (anti-Notch2/3), OMP-52M51 (anti-Notch1), vantictumab (anti-Fzd7, OMP-18R5), and OMP-54F28 (Fzd8-Fc), which target key cancer stem cell signaling pathways including Notch and Wnt. OncoMed has two other antibodies in preclinical development, OMP-305B83 (anti-DLL4/anti-VEGF bispecific) and anti-RSPO3, with Investigational New Drug filings planned for late 2014 or early 2015. OncoMed is also pursuing discovery of additional novel anti-CSC product candidates. OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK). Additional information can be found at the company’s website: www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations regarding the ability of OncoMed to advance its research and development pipeline, including its discovery and preclinical pipeline and its anti-CSC therapeutics in clinical trials; the scope, validity, and enforceability of patent protection afforded by OncoMed’s intellectual property; OncoMed’s ability to discover and develop novel anti-CSC therapeutics; the tolerability of OncoMed’s product candidates at efficacious doses; the potential of OncoMed’s product candidates to significantly impact cancer treatment and the clinical outcome of patients with cancer; the timing of Investigational New Drug filings and clinical trials; OncoMed’s financial guidance regarding the period in which cash will be available to fund its operating expenses and capital expenditure requirements; and the benefit of OncoMed’s strategic plan and focus. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; the risks and uncertainties of the regulatory approval process; OncoMed’s dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s dependence on the development and marketing efforts of its partners for the commercial success of its partnered product candidates; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed’s ability to validate, develop and obtain regulatory approval for companion diagnostics; OncoMed’s ability to achieve market acceptance and commercial success of its product candidates once regulatory approval is achieved; OncoMed’s ability to discover, develop and commercialize additional product candidates; the ability of competitors to discover, develop or commercialize competing products more quickly or more successfully; OncoMed’s dependence on its Chairman and Chief Executive Officer, its Chief Scientific Officer, its Chief Medical Officer and other key executives; risk of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate OncoMed’s patents or proprietary rights; and the ability of OncoMed’s proprietary rights to protect its technologies and product candidates. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Prospectus filed with the Securities and Exchange Commission (SEC) on July 18, 2013, and OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed with the SEC on November 13, 2013, and OncoMed’s periodic reports on Form 10-K and Form 10-Q that OncoMed files from time to time in the future.

Investor Contact:	Media Inquiries:
OncoMed Pharmaceuticals	BCC Partners
Shari Annes	Karen L. Bergman or
Investor Relations	Michelle Corral
(650) 888-0902	(650) 575-1509 or (415) 794-8662
shari.annes@oncomed.com	kbergman@bccpartners.com or
mcorral@bccpartners.com

ONCOMED PHARMACEUTICALS, INC.

Statement of Operations

(Amount in thousands, except per share data)

	Three Month Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Total Revenue	$18,983	$6,930	$37,779	$24,681

Operating expenses:
Research and development	16,871	9,502	50,048	39,893
General and administrative	4,518	1,764	11,630	7,157

Total operating expenses	21,389	11,266	61,678	47,050

Loss from operations	(2,406)	(4,336)	(23,899)	(22,369)
Interest and other income (expense), net	7	41	(228)	134

Loss before provision for income taxes	(2,399)	(4,295)	(24,127)	(22,235)
Provision for income taxes	(1,944)	—	(1,944)	—

Net loss	$(4,343)	$(4,295)	$(26,071)	$(22,235)

Net loss per common share, basic and diluted	$(0.15)	$(4.01)	$(1.93)	$(21.30)

Shares used to compute net loss per common shares, basic and diluted	28,360,571	1,069,984	13,530,239	1,044,059

Note: As of March 11, 2014, OncoMed has 29,480,494 shares of common stock outstanding.

ONCOMED PHARMACEUTICALS, INC.

Condensed Balance Sheets

(Amount in thousands)

	December 31, 2013	December 31, 2012
Cash, cash equivalents and short-term investments	$316,194	$66,239
Prepaid and other assets	17,491	5,146

Total assets	$333,685	$79,768

Deferred revenue	$183,930	$32,046
Other liabilities	31,633	9,176
Convertible preferred stock	—	182,773
Stockholders’ equity (deficit)	118,122	(144,227)

Total liabilities and stockholders’ equity (deficit)	$333,685	$79,768

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